Whirlpool Corporation Welcomes Mary Ellen Adcock to Board of Directors

BENTON HARBOR, Mich., August 18, 2025 -- The Whirlpool Corporation board of directors has appointed Mary Ellen Adcock, executive vice president and chief merchant and marketing officer at The Kroger Co., to the board, effective August 18. Adcock will serve on the corporate governance and nominating committee and the audit committee.

“Mary Ellen’s extensive leadership experience and deep understanding of consumer products and merchandising make her an excellent addition to our board,” said Marc Bitzer, chairman and CEO of Whirlpool Corporation. “Her proven track record in retail operations will be invaluable as Whirlpool Corporation continues to deliver on our commitment to improving life at home.”

Adcock was named executive vice president and chief merchant and marketing officer at Kroger in November 2024. Holding various positions of increasing responsibility in manufacturing, and merchandising, she previously served as senior vice president and chief merchant and marketing officer, senior vice president of retail operations, and group vice president of retail operations. Adcock joined Kroger in 1999.

Graduating from Vanderbilt University with a degree in business administration, Adcock also holds an MBA from the University of Colorado.

About Whirlpool Corporation
Whirlpool Corporation (NYSE: WHR) is a leading home appliance company, in constant pursuit of improving life at home. As the only major U.S.-based manufacturer of kitchen and laundry appliances, the company is driving meaningful innovation to meet the evolving needs of consumers through its iconic brand portfolio, including Whirlpool, KitchenAid, JennAir, Maytag, Amana, Brastemp, Consul, and InSinkErator. In 2024, the company reported approximately $17 billion in annual sales - close to 90% of which were in the Americas - 44,000 employees, and 40 manufacturing and technology research centers. Additional information about the company can be found at WhirlpoolCorp.com.